------------------------------
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.
                                      20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

Zell                               Samuel
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(Last)                             (First)              (Middle)

Two North Riverside Plaza, Suite 600
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(Street)

Chicago                            Illinois             60606
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(City)                             (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Anixter International Inc. (AXE)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

11/21/2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X] Director                               [X] 10% Owner
     [_] Officer (give title below)             [_] Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by One Reporting Person
     [_] Form filed by more than One Reporting Person
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



================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                      2A.           Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                        2.            Deemed        Code         ------------------------------- ing Reported   (D) or    Indirect
1.                      Transaction   Execution     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security       Date          Date, if any  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)              (mm/dd/yy)    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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Common Stock Units                    11/21/02       A (1)           5,126       A               5,126          D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).


                                                                          (Over)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                                                                                                          Deriv-    Form
           2.                                                                                             ative     of
           Conver-                             5.                              7.                         Secur-    Deriv-   11.
           sion                                Number of                       Title and Amount           ities     ative    Nature
           or                3A.               Derivative    6.                of Underlying     8.       Bene-     Secur-   of
           Exer-             Deemed   4.       Securities    Date              Securities        Price    ficially  ities    In-
           cise     3.       Exec-    Trans-   Acquired (A)  Exercisable and   (Inst. 3 and 4)   of       Owned     Direct   direct
           Price    Trans-   ution    action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or   Bene-
1.         of       action   Date     Code     of(D)         (Month/Day/Year)            Amount  ative    Reported  In-      ficial
Title of   Deriv-   Date     if any   (Inst.   (Inst. 3,     ----------------            or      Secur-   Trans-    direct   Owner-
Derivative ative    (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)      ship
Security   Secur-   Day/     Day/     ------   ------------  Exer-    tion               of      (Inst.   (Inst.    (Inst.   (Inst.
(Inst. 3)  ity      Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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====================================================================================================================================

Explanation of Responses:

(1) Stock units convert to common stock on 1-for-1 basis at time determined at grant.



/S/      Samuel Zell                                          April 4, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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